Exhibit 99.11

ISSN 1718-8377

Volume 9, number 7	February 20, 2015
AS AT NOVEMBER 30, 2014

Highlights for November 2014

—  Budgetary revenue totalled $5.5 billion in November, down $144 million compared to last year. Own-source revenue was $4.1 billion, down $163 million, while federal transfers totalled $1.4 billion, an increase of $19 million.

—  Program spending amounted to $5.1 billion, down $16 million from last year.

—  Debt service stood at $661 million, down $23 million from last year.

—  Taking into account the deposit of $86 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $158 million for November 2014.

On the basis of the cumulative results as at November 30, 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $596 million.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	November		April to November			Update on Québec’s Economic and Financial Situation December 2014
	2013 (1)	2014	2013-2014 (1)	2014-2015	Change %	2014-2015	Forecast growth %

Budgetary revenue

Own-source revenue	4 273	4 110	33 953	34 787	2.5	54 413	2.2

Federal transfers	1 375	1 394	10 989	11 125	1.2	16 812	1.7

Total	5 648	5 504	44 942	45 912	2.2	71 225	2.1

Budgetary expenditure

Program spending	–5 141	–5 125	–41 403	–41 865	1.1	–65 704	2.1

Debt service	–684	–661	–5 634	–5 460	–3.1	–8 430	–0.0

Total	–5 825	–5 786	–47 037	–47 325	0.6	–74 134	1.9

Consolidated entities(2)

Non-budget-funded bodies and special funds	117	145	713	939	—	639	—

Health and social services and education networks	–33	–21	–152	–122	—	–80	—

Generations Fund	94	86	675	751	—	1 285	—

Total	178	210	1 236	1 568	—	1 844	—

Surplus (Deficit)	1	–72	–859	155	—	–1 065	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–94	–86	–675	–751	—	–1 285	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–93	–158	–1 534	–596	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at November 30, 2014

¡	Budgetary balance

For the period from April to November 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $596 million.

For fiscal 2014-2015 as a whole, the December 2014 Update on Québec’s Economic and Financial Situation provides for a budgetary balance in deficit by $2.4 billion.

¡	Budgetary revenue

As at November 30, 2014, budgetary revenue amounted to $45.9 billion, an increase of $970 million, or 2.2%, compared to November 30, 2013.

—	Own-source revenue stood at $34.8 billion, up $834 million from the same time last year.

—	Federal transfers amounted to $11.1 billion, up $136 million compared to November 30, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $47.3 billion, an increase of $288 million, or 0.6%, over last year.

—

For the period from April to November, program spending rose by $462 million, or 1.1%, reaching $41.9 billion. The most significant changes were in the Health and Social Services ($426 million) and Education and Culture ($171 million) missions.

—	Debt service amounted to $5.5 billion, a decrease of $174 million, or 3.1%, compared to last year.

¡	Consolidated entities

As at November 30, 2014, the results of consolidated entities showed a surplus of $1.6 billion. These results included:

—	a surplus of $939 million for non-budget-funded bodies and special funds;

—	a $122-million deficit for the health and social services and education networks;

—	dedicated revenue of $751 million for the Generations Fund.

¡	Net financial requirements

As at November 30, 2014, consolidated net financial requirements stood at $4.9 billion, a decrease of $594 million compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)

	November			April to November
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue
Own-source revenue	4 273	4 110	–163	33 953	34 787	834
Federal transfers	1 375	1 394	19	10 989	11 125	136
Total	5 648	5 504	–144	44 942	45 912	970
Budgetary expenditure
Program spending	–5 141	–5 125	16	–41 403	–41 865	–462
Debt service	–684	–661	23	–5 634	–5 460	174
Total	–5 825	–5 786	39	–47 037	–47 325	–288
Consolidated entities(2)
Non-budget-funded bodies and special funds	117	145	28	713	939	226
Health and social services and education networks	–33	–21	12	–152	–122	30
Generations Fund	94	86	–8	675	751	76
Total	178	210	32	1 236	1 568	332
Surplus (Deficit)	1	–72	–73	–859	155	1 014
Consolidated non-budgetary requirements	–1 682	–375	1 307	–4 648	–5 068	–420
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 681	–447	1 234	–5 507	–4 913	594

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	November					April to November
Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 582		1 400		–11.5	12 499		12 677		1.4

Contributions to Health Services Fund	512		508		–0.8	4 502		4 531		0.6

Corporate taxes	87		166		90.8	1 640		1 884		14.9

Consumption taxes	1 545		1 425		–7.8	11 607		11 829		1.9

Other sources	150		177		18.0	1 099		1 272		15.7

Total own-source revenue excluding government enterprises	3 876		3 676		–5.2	31 347		32 193		2.7

Revenue from government enterprises	397		434		9.3	2 606		2 594		–0.5

Total own-source revenue	4 273		4 110		–3.8	33 953		34 787		2.5

Federal transfers

Equalization	653		774		18.5	5 222		6 191		18.6

Health transfers	446		405	(1)	–9.2	3 477		3 225	(1)	–7.2	(1)

Transfers for post-secondary education and other social programs	126		132		4.8	1 022		1 058		3.5

Other programs	64		83		29.7	577		651		12.8

Subtotal	1 289		1 394		8.1	10 298		11 125		8.0

Harmonization of the QST with the GST – Compensation	86	(2)	—		—	691	(2)	—		—

Total federal transfers	1 375		1 394		1.4	10 989		11 125		1.2

BUDGETARY REVENUE	5 648		5 504		–2.5	44 942		45 912		2.2

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was allocated in 2014-2015 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 1.0% instead of -7.2%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014 at $86 million a month for debt service expenditure and at $36 million a month for FINESSS.

General fund expenditure
(millions of dollars)				(Unaudited data)

	November			April to November

Expenditure by mission	2013 (1),(2)	2014	Change %	2013-2014 (1),(2)	2014-2015	Change %

Program spending

Health and Social Services	2 330	2 334	0.2	20 277	20 703	2.1

Education and Culture	1 505	1 554	3.3	10 684	10 855	1.6

Economy and Environment	486	486	—	3 633	3 461	–4.7

Support for individuals and families	520	475	–8.7	4 199	4 244	1.1

Administration and Justice	300	276	–8.0	2 610	2 602	–0.3

Total program spending	5 141	5 125	–0.3	41 403	41 865	1.1

Debt service	684	661	–3.4	5 634	5 460	–3.1

BUDGETARY EXPENDITURE	5 825	5 786	–0.7	47 037	47 325	0.6

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain expenditures were reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)							(Unaudited data)

	November 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	873	86	266	410	1 850	—	3 485	–1 819	1 666

Expenditure

Expenditure	–614	—	–266	–410	–1 710	–21	–3 021	1 727	–1 294

Debt service	–177	—	—	—	–77	—	–254	92	–162

Total	–791	—	–266	–410	–1 787	–21	–3 275	1 819	–1 456

RESULTS	82	86	—	—	63	–21	210	—	210

	April to November 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	7 397	751	701	4 028	15 224	—	28 101	–15 164	12 937

Expenditure

Expenditure	–5 452	—	–701	–4 028	–14 190	–122	–24 493	14 439	–10 054

Debt service	–1 410	—	—	—	–630	—	–2 040	725	–1 315

Total	–6 862	—	–701	–4 028	–14 820	–122	–26 533	15 164	–11 369

RESULTS	535	751	—	—	404	–122	1 568	—	1 568
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at December 31, 2014, will be published on March 27, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.